UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2006
SIOUXLAND ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Nebraska (State or other jurisdiction of incorporation or organization)	333-123473 (Commission File Number)	22-3902184 (I.R.S. Employer Identification No.)
110 East Elk St.
Jackson, Nebraska 68743
(Address of principal executive offices)
(402) 632-2676
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On December 11, 2006, we entered into a binding letter of intent with Fagen, Inc. (“Fagen”) under which Fagen will provide us with certain services necessary for us to develop a detailed description of a 50 million gallon per year expansion to our ethanol production facility which is currently under construction in Jackson, Nebraska and to establish a price for which Fagen would provide design, engineering, procurement of equipment and construction services for such an expansion. The purpose of the description is to develop pro forma cost data to determine if the expansion can be financed. Under the letter of intent, Fagen has an exclusive right to provide design, engineering, procurement of equipment and construction services for the proposed expansion. If we determine that the expansion of the plant is economically feasible, we will enter into a Lump Sum Design-Build contract with Fagen for the design, engineering, procurement of equipment and construction services for the expansion. Certain of the terms of such a Design-Build contract are described in the letter of intent.
     We will pay Fagen a non-refundable commitment fee of $500,000 in connection with the letter of intent which will be credited against the contract price under the Design-Build contract for the expansion if we decide to move forward with its construction. If we choose not to proceed with the construction of the expansion, we will forfeit the commitment fee. The letter of intent has a term ending December 31, 2007 unless the basic size and design of the expansion has been determined and we have raised at least 10% of the necessary equity to finance the project. The term may be extended by mutual agreement of the parties.
     Matt Sederstrom, an employee of Fagen, Inc., is a member and director of Siouxland Ethanol. We have not paid and we do not intend to pay any compensation to Matt Sederstrom in connection with the letter of intent with Fagen, Inc. We believe that the terms of the letter of intent are comparable to those that we could have obtained from an unaffiliated third party.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIOUXLAND ETHANOL, LLC
December 12, 2006	/s/ Tom Lynch
Tom Lynch, President